Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 29, 2022 (effective May 1, 2022), by and between William J. Caragol (the “Employee”) and Mainz Biomed N.V. (the “Company”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Employee’s employment hereunder shall be at will and shall be effective as of May 1, 2022 (the “Effective Date”) .. The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Employee shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer (the “CEO”)of the Company. In such positions, the Employee shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO or the Board of Directors of the Company (the “Board”), which duties, authority, and responsibilities are consistent with the Employee’s position and those assigned to Chief Financial Officers of companies listed on the Nasdaq Capital Market. The Employee shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation. Employee will be given an indemnification agreement with terms reasonably satisfactory to the Employee. In addition, the Company and any such affiliate shall at all times maintain directors and officers insurance and such other insurance as is customary for similarly situated businesses.

2.2 Duties. During the Employment Term, the Employee shall devote substantially all of Employee’s business time and attention to the performance of the Employee’s duties hereunder; provided that you may spend up to twenty percent (20%) of your business time as a director and/or consultant to entities that are not directly competitive with the Company and will not otherwise engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board (it being acknowledged by the Company, that all directorships in other entities held by the Employee on the date hereof shall not be deemed to cause such a conflict or interference). The Employee will not be permitted without the written consent of a majority of the Board members, which shall not be unreasonably conditioned or denied (a) act or serve as a director, trustee, committee member, or principal of any type of company, entity or business, civic, or charitable organization and (b) purchase or own five percent (5%) of more of the publicly traded securities of any corporation or have any such ownership position in such an entity that does not represent a passive investment or that makes the Employee a controlling person of, or a member of a group that controls, such entity. For absence of doubt, any directorship (current or nominee), consulting/advisory agreement, of ownership position held by the Employee (as detailed in Annex A) in place as of the date of this agreement shall be considered approved (or consented to) pursuant to this Section 2.2.

3. Place of Performance. Until such time as the Company establishes offices for its operations, the Employee shall be responsible for the cost of maintaining his workspace or office and the costs of operating such office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Employee an annual rate of base salary of US$350,000. The Company shall pay the Base Salary due hereunder in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Employee’s Base Salary shall be reviewed at least annually by the Board’s Compensation Committee or, in its absence, the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the base salary during the Employment Term. However, the Employee’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior employees. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus.

(a) For each year of the Employment Term, the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) equal to 50% of the Base Salary. The Employee and the Compensation Committee shall use reasonable efforts to mutually agree upon milestones and associated and commensurate payment amounts for any such Annual Bonus.

(b) The Annual Bonus, if any, will be paid within the applicable current fiscal year as determined by the Compensation Committee.

4.3 Equity Awards.

(a) In consideration of the Employee entering into this Agreement and as an inducement to join the Company, the Company will grant 80,000 stock options pursuant to the Company’s 2021 Omnibus Incentive Plan, which options shall vest over four years pursuant to the standard Company policy.

4.4 Health Benefit Payment. The Company shall reimburse the Employee for payments to participate in any one U.S. health insurance plan and one U.S. dental plan (if not included in the U.S. Health Insurance Plan) for the benefit of the Employee and any spouse or dependents eligible under such plan in an amount of up to $2,500 per month; provided that if the Employee provides sufficient information for such payments, the Company will make such payments directly on the Employee’s behalf when due. Such amount shall not be cumulative, and if such payments are less than $2,500 per month, the difference shall not be available for future or prior months.

4.5 Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time-Off. During the Employment Term, the Employee shall be entitled to twenty- (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Unused vacation time will rollover into future years.

4.8 Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, to be approved by the Company’s CEO prior to reimbursement. The Company will reimburse the Employee for maintaining a remote office, up to $1,500 per month.

4.9 Indemnification. In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Employee shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Such obligation shall be further documented pursuant to an indemnification agreement with customary terms and conditions that are acceptable to the Employee.

5. Termination of Employment. The Employment Term and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ten (10) days advance written notice of any termination of the Employee’s employment. Upon termination of the Employee’s employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause or Without Good Reason.

(a) The Employee’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Employee without Good Reason. If the Employee’s employment is terminated upon either party’s failure to renew the Agreement, by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive within two (2) weeks following the Termination Date (as defined below):

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid;

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)	such employee benefits (including equity compensation), if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i)	the willful, substantial and continuing failure of the Employee, after specific written notice thereof, to render services to the Company in accordance with the terms or requirements of employment, which is not cured within thirty (30) days of such notice;

(ii)	the Employee’s willful failure to attempt in good faith to implement a clear, reasonable valid and legal directive of the Board;

(iii)	the Employee’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	the Employee’s embezzlement, misappropriation, or fraud related to the Employee’s employment with the Company;

(v)	the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Employee’s deliberate disregard of the written rules or policies of the Company which is, in each case, materially injurious to the Company or its affiliates;

(vii)	the Employee’s willful unauthorized disclosure of Confidential Information (as defined below) in a manner not reasonably believed to be in furtherance of the interests of the Company, and which is, in each case, materially injurious to the Company or its affiliates; or

(viii)	the Employee’s willful and material breach of any material obligation under this Agreement or any other written agreement between the Employee and the Company, which breach is not cured in all material respects within 30 days of specific written notice with respect thereto.r

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Employee’s written consent:

(i)	a material decrease in the Employee’s Base Salary (other than a general reduction in Base Salary that affects all similarly situated employees in substantially the same proportions);

(ii)	a material reduction in your authority, duties or responsibilities;

(iii)	a relocation of your principal place of employment with the Company to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business);

(iv)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company;

The Employee cannot terminate Employee’s employment for Good Reason unless Employee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of learning of the initial existence of such grounds and the Company has thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Employee does not terminate Employee’s employment for Good Reason within t ninety (90) days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

5.2 Termination Without Cause or for Good Reason. The Employment Term and the Employee's employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and subject to the Employee's compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Employee’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the "Release Execution Period"), the Employee shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Employee's Base Salary for the year in which the Termination Date occurs, which shall begin within ten (10) days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Employee during the period beginning on the Termination Date and ending twelve (12) months thereafter;

(b) An amount equal to Employee’s target Annual Bonus for the year in which the termination takes place, with all criterion for such Annual Bonus deemed to be achieved

(c) Vesting of (i) an additional 12 months (removing any cliff) under all time-based vesting schedules for equity based incentives held by Employee and (III) 25% of any shares underlying equity incentives, the vesting of which is based on meeting specific milestones;

(d) the Company shall reimburse the Employee for up to $2,500 of the monthly U.S. health insurance premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the tenth of the month immediately following the month in which the Employee timely remits the premium payment. the Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 2-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive health insurance coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

5.3 Death or Disability.

(a) The Employee’s employment hereunder shall terminate automatically upon the Employee’s death during the Employment Term, and the Company may terminate the Employee’s employment on account of the Employee’s Disability.

(b) If the Employee’s employment is terminated during the Employment Term on account of the Employee’s death or Disability, the Employee (or the Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with the Employee’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Employee’s death) shall be communicated by written notice of termination (”Notice of Termination”) to the other party hereto in accordance with Section 27. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. The Employee’s “Termination Date” shall be:

(a) If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;

(b) If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee has a Disability;

(c) If the Company terminates the Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee;

(d) If the Company terminates the Employee’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Employee with a lump sum payment equal to five (5) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Employee’s Termination Date and for all purposes of this Agreement, the Employee’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If the Employee terminates Employee’s employment hereunder with or without Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the notice period for no consideration by giving written notice to the Employee and for all purposes of this Agreement, the Employee’s Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Employee incurs a “separation from service” within the meaning of Section 409A.

5.6 Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates (unless otherwise agreed to by a majority of the Board).

5.9 Section 280G.

(a) If any of the payments or benefits received or to be received by the Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or the Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the ”280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Code (the ”Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A solely to the extent that, and only until, the amount to be received by the Executive after giving effect to such Excise Tax is greater than the amount that would be received by the Executive as a result of additional reductions in the payment (e.g. a valley provision)

(b) All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Employee for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee’s Base Salary on the Termination Date.

7. Confidential Information. The Employee understands and acknowledges that during the Employment Term, Employee will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including that relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b) Company Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Company and its affiliates (the “Group”) have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings and business. The Employee understands and acknowledges that as a result of these efforts, the they have created, and continue to use and create Confidential Information. This Confidential Information provides them with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Group and, in any event, not to anyone outside of the direct employ of the Group except as required in the performance of the Employee’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Group, except as required in the performance of the Employee’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board.

8. Restrictive Covenants.

8.1 Acknowledgement. The Employee understands that the nature of the Employee’s position gives Employee access to and knowledge of Confidential Information and places Employee in a position of trust and confidence with the Group. The Employee understands and acknowledges that the intellectual or artistic and other services Employee provides to the Group are unique, special, or extraordinary because of the unique nature of the automotive and manufacturing industries.

The Employee further understands and acknowledges that the Group’s ability to reserve these for the exclusive knowledge and use of the Group is of great competitive importance and commercial value to the Group, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

8.2 Generally unenforceable in CA

Nothing herein shall prohibit the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board.

8.3 Non-Solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Group during eighteen (18) months, to run consecutively, beginning on the last day of the Employee’s employment with the Company; provided however that this Section 8.3 does not apply to any such employee that responds to a position opening that is generally advertised and not targeted towards such individual or any employee that contacts Employee without first being directly or indirectly contacted by Employee.

8.4 Non-Solicitation of Customers. The Employee understands and acknowledges that because of the Employee’s experience with and relationship to the Group, Employee will have access to and learn about much or all of the Group’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Employee agrees and covenants, during eighteen (18) months, to run consecutively, beginning on the last day of the Employee’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9. Non-Disparagement. The Employee and Company each agree and covenants that such party will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group or its businesses, or any of its employees, officers, and investors and other associated third parties or the Employee.

This Section 9 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board.

10. Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by Employee to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Employee’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Group.

The Employee further acknowledges that the amount of Employee’s compensation reflects, in part, Employee’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Employee will not be subject to undue hardship by reason of Employee’s full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. RESERVED

12. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.. Any arbitral award determination shall be final and binding upon the parties.

13. Proprietary Rights.

13.1 Work Product. The Employee acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of Employee’s employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Employee for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Company, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after Employee’s employment, the Employee agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee in physically unable to cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Employee’s subsequent incapacity.

13.4 No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Employee by the Company.

14. Security.

14.1 Security and Access. The Employee agrees and covenants (a) to comply with all Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Group intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Group facilities, IT resources and communication technologies (”Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Group property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Group or any of its business associates or created by the Employee in connection with Employee’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non- Group devices, networks, storage locations, and media in the Employee’s possession or control.

15. Publicity. The Employee hereby irrevocably consents to any and all good faith, reasonable uses and displays, by the Group and its agents, representatives and licensees, of the Employee’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Employee’s employment by the Company, for all legitimate commercial and business purposes of the Group (”Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Employee. The Employee hereby forever waives and releases the Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Employee’s employment by the Company, arising directly or indirectly from the Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. To the extent that any action or proceeding by either of the parties to enforce this Agreement is not brought in accordance the arbitration provisions of Section 12 hereof, they shall be brought exclusively in a state or federal court located in Santa Clara County, CA. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

19. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chairman of the Company’s Board of Directors as directed by the Board and/or the Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or pursuant to arbitration under Section 12) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

21. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

24. Section 409A.

24.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

24.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

24.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Employee on or before December 31 of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

25. Notification to Subsequent Employer. When the Employee’s employment with the Company terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Employee will also deliver a copy of such notice to the Company before the Employee commences employment with any subsequent employer. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated, or possible future employer.

26. Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

27. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Mainz Biomed N.V.

Sirius GutenburgPark, Robert-Koch-Straße 50
55129 Mainz, Germany

guido.baechler@mainzbiomed.com

Attn: Guido Baechler, CEO

If to the Employee:

William J. Caragol

bill@quidemllc.com

28. Representations of the Employee. The Employee represents and warrants to the Company that:

The Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Employee is a party or is otherwise bound. The Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

29. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

30. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

31. Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

32. Expenses. Should Employee reasonably determine in the future that any request by the Company makes it desirable for the Employee to obtain individual counsel, Company shall reimburse the reasonable fees and expenses incurred by the Employee for any such advice.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mainz Biomed N.V.

By:	/s/ Guido Baechler
Name:	Guido Baechler
Title:	Chief Executive Officer

EMPLOYEE

Signature:	/s/ William Caragol
Print Name:	William J. Caragol